Exhibit 5.2

September 13, 2012

Walgreen Co.

108 Wilmot Road

Deerfield, Illinois 60015

Re:	Walgreen Co. Current Report on Form 8-K filed on September 13, 2012

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of Walgreen Co., an Illinois corporation (the “Company”). I have acted as counsel to the Company in connection with the issuance and sale by the Company of $550,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2014, $750,000,000 aggregate principal amount of the Company’s 1.000% Notes due 2015, $1,000,000,000 aggregate principal amount of the Company’s 1.800% Notes due 2017, $1,200,000,000 aggregate principal amount of the Company’s 3.100% Notes due 2022 and $500,000,000 aggregate principal amount of the Company’s 4.400% Notes due 2042 (the “Notes”) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated September 10, 2012, between the Company and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several Underwriters (each as defined therein). The Notes will be issued pursuant to the Indenture, dated as of July 17, 2008 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee. The Notes have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission, which became effective on July 18, 2011 (File No. 333-175649), including a base prospectus dated July 18, 2011 (the “Base Prospectus”) and a prospectus supplement dated September 10, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

I or attorneys under my direction have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I or attorneys under my direction have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me or attorneys under my direction as originals and the conformity to the originals of all documents submitted to me or attorneys under my direction as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I or attorneys under my direction have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Underwriting Agreement).

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Illinois.

2.	The Company has the corporate power to issue the Notes, and the Notes have been duly authorized by the Company for issuance and sale pursuant to the Indenture and the Underwriting Agreement.

In rendering the foregoing opinion, I have assumed that to the extent any documents referred to in the foregoing opinion are governed by the law of a jurisdiction other than the State of Illinois, such documents would be enforced as written. I do not express, or purport to express, any opinion with respect to the law of any jurisdiction other than the State of Illinois. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the statements expressed herein.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated as of September 13, 2012, and to the reference to my name under the heading “Legal Matters” in the Prospectus. In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Thomas J. Sabatino, Jr.